Exhibit 99.1
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K-TRON INTERNATIONAL, INC.                                              NEWS
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com



For Release:   Immediately

Contact:       Ronald Remick, Senior Vice President and Chief Financial Officer
                     Tel: (856) 256-3311          E-mail: remick@ktron.com


                  K-TRON REPORTS RECORD FIRST QUARTER EARNINGS

Pitman, New Jersey - - May 4, 2005 - - K-Tron International, Inc. (NASDAQ-KTII) today reported first quarter 2005 net income of $1.643 million, or $0.61 per share (diluted), on revenues of $28.55 million compared to net income of $1.422 million, or $0.55 per share (diluted), on revenues of $26.32 million for the same period in 2004.

In announcing these results, the Company pointed out that approximately 28.5 percent of the $2.23 million revenue increase in the first quarter of 2005 compared to the same period in 2004 was from foreign exchange.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "K-Tron posted record first quarter net income and earnings per share, while our $25.84 million backlog at the end of the quarter was up 20.1 percent from $21.51 million at the end of 2004 on a constant foreign exchange basis. First quarter revenues were 8.5 percent higher than the same quarter a year ago, while net income and earnings per share increased by 15.5 percent and 10.9 percent. Results for the first quarter of last year benefited from the sale of a small Company-owned office building in England which produced $164 thousand of income before income taxes. Excluding the gain on that sale, income before income taxes would have increased from $1.897 million in the first quarter of 2004 to $2.528 million in the first quarter of 2005, or 33.3 percent.

K-Tron's first quarter year-over-year improvement was primarily attributable to stronger business conditions and increased spending by our customers in the Americas, especially with respect to our size reduction business line, and also by customers of our pneumatic conveying business line, which more than offset lower spending by overseas customers of our feeding business line. Part of our revenue growth was also due to the positive effect of a weaker U.S. dollar on the translation of foreign revenues into U.S. dollars."

In addition to his comments on financial results, Mr. Cloues said that the Company's total debt, all of which was in U.S. dollars, was reduced by $1.45 million in the first quarter of 2005 from $22.78 million to $21.33 million, while cash decreased by $759 thousand to $11.68 million. Of


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the $759 thousand cash reduction, $554 thousand was due to an unfavorable change in foreign exchange rates during the first quarter. As a result of debt declining more than cash did, net debt (debt minus cash) decreased by $690 thousand during the first quarter of 2005, from $10.34 million at the end of 2004 to $9.65 million at the end of the 2005 first quarter.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *

                            (Financial Data Follows)



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                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                FINANCIAL SUMMARY
              (Unaudited) (Dollars in thousands, except share data)

                                                                Three Months Ended
                                                                ------------------
                                                              April 2,       April 3,
                                                                2005           2004
                                                                ----           ----

Revenues                                                    $    28,552    $    26,321
                                                            ============   ============

Operating income                                            $     2,791    $     2,263

Interest (expense)                                                 (263)          (366)

Gain on sale of office building                                     --             164
                                                            ------------   ------------

Income before income taxes                                        2,528          2,061

Income taxes                                                        885            639
                                                            ------------   ------------

Net income                                                  $     1,643    $     1,422
                                                            ============   ============

Basic earnings per share                                    $      0.65    $      0.58
                                                            ============   ============

Diluted earnings per share                                  $      0.61    $      0.55
                                                            ============   ============

Weighted average number of common shares outstanding
(basic)                                                       2,535,000      2,461,000
                                                            ============   ============
Weighted average number of common & common equivalent
shares outstanding (diluted)                                  2,693,000      2,583,000
                                                            ============   ============




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